Exhibit (99)(A)

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 0-14697

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Harleysville Group Inc.

355 Maple Avenue

Harleysville, Pennsylvania 19438-2297

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

FORM 11-K

DECEMBER 31, 2011

Financial Statements

Page

Report of Independent Registered Public Accounting Firm	3

Statements of Financial Condition as of December 31, 2011 and 2010	4

Statements of Income and Changes in Plan Equity for each of the years in the three-year period ended December 31, 2011	5

Notes to Financial Statements	6

Schedules -

Schedules I, II and III have been omitted because they are not required, are not applicable, or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Administrative Committee

Harleysville Group Inc.:

We have audited the accompanying statements of the financial condition of Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan (the Plan) as of December 31, 2011 and 2010, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan as of December 31, 2011 and 2010, and the income and changes in its plan equity for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 14, 2012

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2011	2010
Assets
Receivable from Harleysville Group Inc.	$631,066	$593,835

Plan Equity
Net assets available for plan participants	$631,066	$593,835

See accompanying notes to financial statements.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

STATEMENTS OF INCOME AND CHANGES IN PLAN EQUITY

	Year Ended December 31,
	2011	2010	2009
Contributions – Employees	$1,336,354	$1,293,424	$1,289,847
Purchase and distribution of Harleysville Group Inc. common stock to employees (46,589 shares 2011, 49,665 shares 2010 and 48,498 shares 2009)	(1,262,335)	(1,251,531)	(1,200,844)
Employee withdrawals and terminations	(36,788)	(51,368)	(39,457)

Net increase (decrease)	37,231	(9,475)	49,546
Plan equity beginning of year	593,835	603,310	553,764

Plan equity end of year	$631,066	$593,835	$603,310

See accompanying notes to financial statements.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

1. Plan Description

The following brief description of the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan (the Plan), formerly the Harleysville Group Inc. Employee Stock Purchase Plan, is provided for general information purposes only. Participants should refer to the plan document for complete information.

General

Harleysville Group Inc. (the “Company”) established the Plan effective February 22, 1995, for the benefit of the eligible employees of the Company, its parent and their respective subsidiaries. The purpose of the Plan is to provide each eligible employee with an opportunity to acquire or increase a proprietary interest in the Company. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended. The Plan is administered by a Committee comprised of three employees appointed by the Company’s Board of Directors.

On April 23, 2008, the Company’s stockholders approved the Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan. The total number of shares of Company common stock available for purchase under the Plan was increased to 3,150,000 shares, which includes 1,500,000 additional shares approved by the Company’s stockholders on April 23, 2008. At December 31, 2011, there are 1,768,336 shares that remain available for issuance under the Plan.

The Committee has, pursuant to its authority under the Plan, prescribed the following rule relating to the Plan. Effective November 24, 2009, all participants in the Plan will be required to hold shares of common stock of the Company purchased through the Plan on or after such date with the Company’s designated administrative agent (i.e., not transfer such shares to another broker or agent) for the duration of the two-year “disqualifying disposition” period which starts on the day after the beginning of the subscription period with respect to which such shares were purchased. The purpose of this rule is to enable the administrative agent to provide the Company with adequate notice of any disqualifying disposition by any Plan participant.

On April 28, 2010, the Board of Directors approved the Amended and Restated Employee Stock Purchase Plan, which incorporated the share purchase limit of 1,000 shares per participant for each subsequent subscription period. The reason for this change was to reflect changes to the tax law that impact the subscription price calculation.

On September 28, 2011, the Company and Harleysville Mutual Insurance Company (the Mutual Company) entered into a merger agreement with Nationwide Mutual Insurance Company (Nationwide) under which a subsidiary of Nationwide will merge into the Company. Nationwide will acquire all of the publicly held shares of common stock of the Company for $60.00 per share in cash, and the Mutual Company will merge into Nationwide and the policyholders of the Mutual Company will become policyholders and members of Nationwide. The Mutual Company has also entered into a voting agreement with Nationwide under which it has agreed to vote its 53% voting interest in the Company in favor of the Company’s merger. The merger agreement restricts the Company from engaging in certain actions and taking certain actions without Nationwide’s approval, including among others, the payment of shareholder dividends.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

(Continued)

The transactions are subject to customary closing conditions, including, among others, approvals from stockholders of the Company, policyholders of the Mutual Company and Nationwide, the Pennsylvania Insurance Department, the Ohio Insurance Department and various other regulatory bodies. The transactions are expected to close the first half of 2012. The merger agreement provides certain termination rights. In the event that the merger agreement is terminated under certain conditions by the Company’s Board of Directors, the Company will be required to pay Nationwide a termination fee of $29.6 million and reimburse Nationwide for its transaction expenses.

Eligibility

All regular full-time employees and regular part-time employees who work at least twenty hours per week are eligible to participate in the Plan.

Participation

Eligible employees must authorize a payroll deduction equal to no more than 15 percent of their base pay during the enrollment periods to participate in the Plan. The enrollment periods are the 1st through 14th day of January and July of each plan year. Once enrolled, an eligible employee will continue to participate in the Plan for each succeeding subscription period until the employee terminates participation or ceases to be an eligible employee.

Subscription Period

Each subscription period will run from January 15 through July 14 or from July 15 through January 14. At the close of each pay period, the amount to be deducted from each participant’s base pay will be credited to such participant’s plan account. On the last day of each subscription period, the amount credited to each participant’s plan account will be divided by the subscription price for that subscription period and the participant’s account will be credited with the number of the whole and fractional shares which results.

If a participant desires to change the rate of contribution, the participant may do so effective for the next subscription period by filing a new subscription agreement during the applicable enrollment period. At any time, a participant may withdraw from the Plan and receive cash for the amount deducted from the participant’s base pay during that subscription period by giving written notice to the Company. Separation from employment for any reason including death, disability or retirement shall be treated as an automatic withdrawal from the Plan, except that if a separation from employment occurs within three months prior to a purchase date, such participant may continue to participate during that subscription period although no further contributions may be made.

At December 31, 2011 and 2010, there were 420 and 409 participants in the Plan, respectively.

On October 27, 2011, the Board of Directors, in accordance with the terms of the merger agreement with Nationwide, resolved that (1) in the event the merger takes place before January 14, 2012, the current Subscription Period shall end on the trading day before the Closing Date of the merger; (2) in the event the merger takes place on or after January 14, 2012, no new Subscription Period will commence; (3) the Plan will be terminated upon closing of the merger; and (4) if the merger agreement is terminated without the merger taking place, the Plan shall remain in effect and the Committee is authorized to re-start Subscription Periods.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

NOTES TO FINANCIAL STATEMENTS

(Continued)

Subscription Price

The subscription price for each share of common stock shall be the lesser of 85 percent of the fair market value of such share on the last trading day before the first day of the subscription period or 85 percent of the fair market value of such share on the last day of the subscription period. The fair market value of a share shall be the closing price as reported on the Nasdaq National Market System on the applicable date.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Administrative Expenses

The Company has borne all costs of administering the Plan.

Contributions

The contributions credited to the participant’s account are used to purchase shares of Harleysville Group Inc. common stock at the subscription price. The receivable from the Company represents the biweekly contributions from employees which are made in the form of regular payroll deductions and are recorded on the records of the Plan after each biweekly pay period.

3. Tax Status

The Plan is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. No income will be realized for federal income tax purposes by a participant upon the purchase of shares under the Plan. Tax consequences to the Company and to plan participants upon disposition of shares under the Plan vary depending on the length of time shares are held and the fair market value at the time of disposition.

4. Plan Termination

The Plan will be in effect until the earlier of July 14, 2018 or the date on which plan participants have subscribed for the total number of shares available for purchase under the Plan (also refer to Note 1 regarding Merger Agreement).

5. Subsequent Events

On January 14, 2012, 25,276 shares of common stock were purchased at a subscription price of $26.99 per share on behalf of the Plan participants for the subscription period ended January 14, 2012.

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Date: March 14, 2012	By:	/s/ ARTHUR E. CHANDLER
Arthur E. Chandler Senior Vice President and Chief Financial Officer Harleysville Group Inc.